EXHIBIT 2.2
JOINDER AGREEMENT
     This Joinder Agreement is executed this 17th day of August, 2005, by Macquarie Infrastructure Company Inc. (d/b/a Macquarie Infrastructure Company (US)).
Recitals
     k1 Ventures Limited (“Seller”), K-1 HGC Investment, L.L.C. (“Investment”) and Macquarie Investment Holdings Inc. (“Buyer”) are parties to a Purchase Agreement dated August 2, 2005, as amended by a First Amendment to Purchase Agreement dated as of August 17, 2005 (the “Purchase Agreement”).
     Section 11.4 of the Purchase Agreement allows Buyer to assign its interests in the Purchase Agreement to one or more assignees provided that such assignee or assignees execute a Joinder Agreement to become a party to the Purchase Agreement.
     Buyer has assigned 100% of its rights under the Purchase Agreement to Assignee and Assignee desires to become a party to the Purchase Agreement by executing this Joinder Agreement.
     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which Assignee hereby acknowledges, Assignee agrees as follows:
1.	Effective as of the date of this Joinder Agreement, Assignee shall become a party to the Purchase Agreement with a proportionate interest in the rights and obligations of Buyer under the Purchase Agreement.

2.	By executing this Joinder Agreement, Assignees confirms that the representations and warranties of Buyer set out in Article 5 of the Purchase Agreement would be true and correct as of the date of this Joinder Agreement if made with respect to Assignee, and agrees that from and after the date of this Joinder Agreement: (i) Assignee makes with respect to itself all representations and warranties of Buyer under the Purchase Agreement, (ii) is bound by and agrees to perform all covenants of Buyer under the Purchase Agreement, and (iii) is the beneficiary of all representations, warranties and covenants of Seller and Investment under the Purchase Agreement, including, without limitation, is entitled to receive all notices to Buyer under the Purchase Agreement.

3.	Assignee’s address for notices is as follows:
Prior to August 20, 2005:
600 Fifth Avenue, 21st Floor
New York, NY 10020
Attention: Peter Stokes
After August 19, 2005:
125 West 55th Street
New York, NY 10019
Attention: Peter Stokes

     In Witness Whereof, Assignee has caused this Joinder Agreement to be duly executed as of the date first above written.

Macquarie Infrastructure Company Inc. (d/b/a Macquarie Infrastructure Company (US))

By	Alan Stephen Peet

Its Vice President

     Acknowledged and agreed as of the date first above written.

k1 Ventures Limited

By	/s/ Jeffrey Safchik

Its

K-1 HGC Investment, L.L.C.

By	/s/ Jeffrey Safchik

Its

MACQUARIE INVESTMENT HOLDINGS INC.

By	Murray Bleach/Andrew Ancone

Its /

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